Exhibit 10.13

AGERE SYSTEMS INC. 2001 LONG TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Name	HR ID No.	Grant Date

[insert name]	[insert HR ID No.]	[insert grant date]
Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

You have been granted, as of the Grant Date set forth above, [insert number of RSUs] restricted stock units ("Restricted Stock Units"). Upon vesting, each Restricted Stock Unit will be converted into one share of common stock, par value $.01 per share, of the Company (each, a "Share").

1. Vesting of Award. The Restricted Stock Units covered by this award will vest on [insert vesting date] if:

A.	the company's Net Income (as defined in the Plan) for fiscal [insert fiscal year] or fiscal [insert fiscal year] is at least $[insert Net Income target], and

B.	the company's EPS fiscal [insert fiscal year is at least $[insert EPS target] per share.

"EPS" means the company's Net Income for the applicable period divided by the weighted average number of shares of common stock outstanding during the period, ignoring any repurchases of common stock by the company after [insert applicable date].

“Net Income” means the non-GAAP net income of Agere Systems Inc (“Agere”), computed on a basis that is consistent with the method used to compute Agere’s non-GAAP net income for purposes of the earnings press release issued by Agere on [insert applicable date], as determined by the Committee.

2. Termination of Employment. Upon termination of your employment for any reason other than death or Disability (as defined below), including without limitation, retirement and termination as a result of your employer ceasing to be either Agere or a Subsidiary, any Restricted Stock Units that are not vested shall be forfeited. Transfer to or from Agere and any Subsidiary shall not be considered a termination of employment for purposes of this Agreement. Nor shall it be considered a termination of employment for purposes of this Agreement if you are placed on a military leave or other approved leave of absence, unless the Committee shall otherwise determine.

A.	Death. If you die before the Vesting Date for any Restricted Stock Units, those Restricted Stock Units will become immediately vested and nonforfeitable, and the award will be paid as specified in Section 3.

B.	Disability. Upon termination of your employment prior to the Vesting Date for any Restricted Stock Units as a result of your Disability, those Restricted Stock Units will become immediately vested and nonforfeitable, and the award will be paid as specified in Section 3. “Disability” means termination of employment under circumstances which entitle you to one of the following:

	(i)	Disability Pension under Agere’s Management Pension Plan;
	(ii)	Disability Benefit under the Long Term Disability Plan for Management Employees of Agere;
	(iii)	Similar disability benefits under any plan of Agere that is a successor to or offered in substitution for one or more of the foregoing plans; or
	(iv)	Disability benefits of a type similar to those described in (i) through (iii) under any plan of a Subsidiary that adopts reasonable standards and criteria for benefit entitlement.

3. Payment of Shares. Subject to Section 6, as soon as practicable after the Vesting Date, the Company will deliver to you or to your legal representative the Shares into which those Restricted Stock Units are converted. You have no rights as a stockholder of Agere with respect to any Restricted Stock Unit that has not vested and been converted to a Share. The Company expects that it will typically make this delivery by depositing Shares in your account with the Plan recordkeeper.

4. Transferability. You may not transfer, pledge, assign, sell or otherwise alienate your Restricted Stock Units.

5. No Right of Employment. Neither the Plan nor this Restricted Stock Unit Award shall be construed as giving you the right to be retained in the employ of Agere or any Subsidiary.

6. Taxes. Agere shall deduct or cause to be deducted from, or collect or cause to be collected with respect to, any distribution hereunder, any federal, state, or local taxes required by law to be withheld or paid with respect to such distribution, and you or your legal representative or beneficiaries shall be required to pay any such amounts. Agere shall have the right to take such action as may be necessary, in Agere's opinion, to satisfy such obligations. Typically, Agere expects that upon the vesting of any Restricted Stock Units, it will withhold Shares having a value approximately equal to the taxes required to be withheld. Thus, upon the vesting of any Restricted Stock Units, you should expect to receive a smaller number of Shares.

7. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

Please indicate your acceptance of terms 1-7, and acknowledge that you have received a copy of the Plan, as currently in effect, by signing at the place provided and returning the original of this Agreement.

ACCEPTED AND AGREED:		AGERE SYSTEMS INC.
SIGNATURE	Social Security No.	BY

[Name]
[Title]